Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by

and

among

AMCOMP INCORPORATED,

EMPLOYERS HOLDINGS, INC.

and

SAPPHIRE ACQUISITION CORP.

Dated as of January 10, 2008

ARTICLE I

TERMS OF THE MERGER

1.1	The Merger.	2
1.2	The Closing; Effective Time; Effect.	2
1.3	Conversion of Securities.	3
1.4	Tender of and Payment for Certificates.	3
1.5	Options.	5
1.6	Dissenting Shares.	6
1.7	Certificate of Incorporation and Bylaws.	7
1.8	Directors and Officers.	7
1.9	Other Effects of the Merger.	7
1.10	Additional Actions.	7

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

2.26	Insurance Matters.	29
2.27	Insurance.	32
2.28	Books and Records.	32

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Due Organization and Good Standing.	32
3.2	Authorization; Binding Agreement.	33
3.3	Governmental Approvals.	33
3.4	No Violations.	33
3.5	Finders and Investment Bankers.	34
3.6	Disclosures.	34
3.7	Sufficient Funds.	34
3.8	Litigation.	34
3.9	Ownership of Shares.	34
3.10	Management Arrangements.	35
3.11	Investigation by Parent and Merger Sub.	35

ARTICLE IV

ADDITIONAL COVENANTS OF THE COMPANY

4.1	Conduct of Business of the Company.	35
4.2	Access and Information; Confidentiality.	38
4.3	Special Meeting; Proxy Statement.	39
4.4	No Solicitation.	40
4.5	Takeover Laws.	44
4.6	Stockholder Litigation.	44
4.7	SEC Reports.	44

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1	Notification of Certain Matters.	44
5.2	Reasonable Best Efforts.	45
5.3	Indemnification and Insurance.	47
5.4	Benefit Plans and Employee Matters.	48
5.5	Public Announcements.	50
5.6	Company Producers.	50
5.7	Financing.	50

ARTICLE VI

CONDITIONS

6.1	Conditions to Each Party's Obligations.	51
6.2	Conditions to Obligations of Parent and Merger Sub.	51
6.3	Conditions to Obligations of the Company.	52
6.4	Frustration of Conditions.	53

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1	Termination.	53
7.2	Effect of Termination.	55
7.3	Fees and Expenses.	55
7.4	Amendment.	57
7.5	Waiver.	57

ARTICLE VIII

MISCELLANEOUS

8.1	Survival.	58
8.2	Notices.	58
8.3	Binding Effect; Assignment.	59
8.4	Governing Law; Jurisdiction.	59
8.5	Waiver of Jury Trial.	59
8.6	Counterparts.	60
8.7	Interpretation.	60
8.8	Entire Agreement.	60
8.9	Severability.	61
8.10	Specific Performance.	61
8.11	Third Parties.	61

Index

Defined Terms	Page

Action	18
affiliate	60
Affiliate Transaction	29
Aggregate Consideration	3
Agreement	1
Antitrust Laws	45
Balance Sheet Date	14
Board	1
Burdensome Condition	47
Business Day	60
Bylaws	8
Cash Amount	5
Certificate of Incorporation	8
Certificate of Merger	2
Certificates	4
Change of Recommendation	42
Closing	2
Closing Date	2
Code	5
Common Stock	1
Company	1
Company 401(k) Plan	49
Company Actuarial Analyses	31
Company Balance Sheet	14
Company Capital Stock	9
Company Damages	56
Company Disclosure Schedule	8
Company Employee Plans	22
Company Financials	14
Company Intellectual Property	21
Company Material Adverse Effect	8
Company Material Contract	19
Company Option Plans	5
Company Options	5
Company Permits	18
Company Producers	30
Company Real Property	26
Company Reinsurance Agreements	30
Company Representatives	41
Company SAP Statements	15
Company SEC Reports	13
Company Stockholder Approval	26
Company Subsidiaries	8
Company Subsidiary	8
Company Superior Offer	40

Index
(continued)

Defined Terms	Page

Company Takeover Proposal	40
Confidentiality Agreement	39
Consent	12
Covered Proceeding	47
DGCL	1
Dissenting Shares	6
DOJ	45
DOL	22
Effective Time	2
Employee	48
Encumbrances	13
Enforceability Exceptions	12
Environmental Laws	28
ERISA	22
ERISA Affiliate	22
Exchange Act	5
Exchange Fund	3
Expenses	55
Financing	50
FTC	45
GAAP	8
Governmental Authority	12
Hazardous Substance	29
HSR Act	12
Indebtedness	10
Indemnified Parties	47
Intellectual Property	21
IRS	22
knowledge	60
Law	13
Laws	13
Licensed Intellectual Property	21
Merger	1
Merger Consideration	3
Merger Sub	1
Notice of Superior Offer	43
Off-the-Shelf Software Agreements	20
Order	18
Outside Date	53
Parent	1
Parent Disclosure Schedule	32
Parent Material Adverse Effect	33
Parent Representatives	38
Parent Termination Fee	56
Parent Welfare Benefit Plans	49
Parties	1

v

Index
(continued)

Defined Terms	Page

Party	1
Paying Agent	3
Permitted Encumbrances	27
Person	60
Preferred Stock	9
Proxy Statement	39
Qualifying Transaction	56
Raymond James	25
Requisite Regulatory Approvals	51
SAP	8
SEC	12
Secretary of State	2
Securities Act	13
Shares	1
Special Meeting	39
SSAP No. 62	31
subsidiary	60
Surviving Corporation	2
Takeover Laws	26
Tax	25
Tax Returns	24
Taxes	25
Tenant Leases	26
Terminating Company Breach	54
Terminating Parent Breach	54
Termination Date	53
Termination Fee	56
Total Cash Amount	5
Total Merger Consideration	3
Voting Agreement	1
Voting Debt	19
Withdrawal of Recommendation	43

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 10, 2008 by and among AmCOMP Incorporated, a Delaware corporation (the "Company"), Employers Holdings, Inc., a Nevada corporation ("Parent"), and Sapphire Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub").  Parent, Merger Sub and the Company are sometimes referred to herein as a "Party" and collectively as the "Parties."

WITNESSETH:

A.           The Boards of Directors of Parent, Merger Sub and the Company each deem it advisable that Parent acquire the Company upon the terms and subject to the conditions provided for in this Agreement.

B.           In furtherance thereof, it is proposed that the acquisition be accomplished by means of the merger of Merger Sub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger, as a result of which each issued and outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company (the shares of Common Stock being hereinafter referred to as the "Shares") will automatically be converted into the right to receive $12.50 per Share in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement.

C.           The Board of Directors of the Company (the "Board") has unanimously approved (with any interested directors abstaining from voting) this Agreement and the Merger, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions and agreements contemplated by this Agreement (including the Voting Agreements) the restriction against the parties hereto and thereto engaging in any business combination as set forth in Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and the Board has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, and has resolved to recommend that its stockholders adopt this Agreement.

D.           The Board of Directors of Parent (on its own behalf and as the sole stockholder of Merger Sub) and the respective Boards of Directors of Merger Sub and the Company have each approved this Agreement and the Merger.

E.           Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and Merger Sub are entering into Voting Agreements with certain stockholders of the Company (each, a "Voting Agreement") pursuant to which each of those stockholders has agreed, upon the terms and subject to the conditions set forth therein, to vote all Shares beneficially owned by such stockholders in accordance with the terms of such Voting Agreements.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1	The Merger.

Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the DGCL.  At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent.  It is intended that the Merger shall constitute a taxable purchase of the Shares by Parent for foreign, federal, state and local tax purposes.

1.2	The Closing; Effective Time; Effect.

(a)           Subject to the satisfaction or, if permissible, waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the closing of the Merger (the "Closing") shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, at 10:00 a.m. local time on a date to be specified by the Parties, which shall be no later than the third Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (if waivable) , unless another time, date or place is agreed upon in writing by the Parties hereto.  The date on which the Closing occurs is herein referred to as the "Closing Date."

(b)           Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Secretary of State of the State of Delaware (the "Secretary of State") a certificate of merger in accordance with the DGCL (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the Parties hereto and specified in the Certificate of Merger.  The time when the Merger shall become effective is herein referred to as the "Effective Time."

(c)           From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and, except as otherwise expressly set forth herein, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.3	Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of Merger Sub or the Company:

(a)           Each Share that is owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent, or that is owned by the Company as treasury stock, in each case immediately before the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor.

(A)           Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 1.3(a) hereof and Dissenting Shares (as defined in Section 1.6)) shall automatically be converted into the right to receive $12.50 in cash (the "Merger Consideration"), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.4 hereof, of the certificate that formerly evidenced such Share.  All such Shares shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest thereon, upon the surrender of such certificate in accordance with Section 1.4 hereof.

(b)           Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation following the Effective Time.  From and after the Effective Time, any certificate representing the common stock of Merger Sub shall be deemed for all purposes to represent that number of shares of common stock of the Surviving Corporation into which such shares of common stock of Merger Sub represented thereby were converted in accordance with the immediately preceding sentence.

1.4	Tender of and Payment for Certificates.

(a)           Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Parent shall designate a paying agent (the "Paying Agent") reasonably acceptable to the Company for the payment of the Merger Consideration.  No later than the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of Shares and Company Options, cash constituting an amount equal to (i) the sum of the Total Merger Consideration plus (ii) the Total Cash Amount (as defined in Section 1.5) (such sum, the "Aggregate Consideration," and such Aggregate Consideration as deposited with the Paying Agent, the "Exchange Fund").  The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Shares and Company Options and (ii) applied promptly to making the payments pursuant to Section 1.3(b) hereof.  Such aggregate Merger Consideration shall be invested by the Paying Agent as directed by Parent.  For purposes of this Agreement, "Total Merger Consideration" means the product of (x) the number of Shares issued and outstanding (other than those shares retired pursuant to Section 1.3(a) hereof and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

(b)           Exchange Procedures.  Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail (i) to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), which Shares were converted pursuant to Section 1.3(b) hereof into the right to receive the Merger Consideration, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and (ii) to each holder of a Company Option, a check in an amount due and payable to such holder pursuant to Section 1.5 hereof in respect of such Company Option.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, to be mailed promptly following the Paying Agent's receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate so surrendered shall forthwith be canceled.  No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates, or in respect of Company Options.  If payment of the Merger Consideration is to be made to a Person (as defined in Section 8.7) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes (as defined in Section 2.17) required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered or such Person shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 1.3(b) hereof, without interest thereon.  The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(c)           Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company or the Surviving Corporation.  From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law (as defined in Section 2.6).  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled against delivery of the Merger Consideration, as provided for in Section 1.3(b) hereof, for each Share formerly represented by such Certificates.

(d)           Termination of Exchange Fund; No Liability.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Shares or Company Options following the six-month anniversary of the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders who have not theretofore complied with this Article I shall thereafter be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration, payable upon due surrender of their Certificates without any interest thereon.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates or Company Options shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Company Option would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Company Option shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against any Party hereto or the Surviving Corporation with respect to such Certificate(s), the Paying Agent will disburse the Merger Consideration pursuant to Section 1.3(b) payable in respect of the Shares represented by such lost, stolen or destroyed Certificate(s).

(f)           Withholding Taxes.  Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a holder of Shares pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by Parent or the Surviving Corporation, or caused to be withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

1.5	Options.

(a)           As of the Effective Time, all outstanding options to purchase Shares (the "Company Options") granted under the Company's 1996 Stock Option Plan, Amended and Restated Directors' Stock Option Plan, 2005 Stock Option Plan or those certain stock option agreements between the Company and those individuals listed on Section 1.5(a) of the Company Disclosure Schedule (collectively, the "Company Option Plans"), whether or not then vested, subject to the terms and conditions set forth below in this Section 1.5(a), shall, by virtue of the Merger and without any action on the part of any holder of any Company Option, become fully vested and converted into the right to receive, as promptly as reasonably practicable following the Effective Time,  the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option at the Effective Time, multiplied by (ii) the number of shares subject to such Company Option, less (B) any applicable withholdings for Taxes (such net amount, the "Cash Amount," and the aggregate of all such Cash Amounts, the "Total Cash Amount").  If the exercise price per share of any Company Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero.  Notwithstanding the foregoing, with respect to any Person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Cash Amount, if any, to be paid to such Person in accordance with this Section 1.5(a) shall be paid as soon as practicable after the payment can be made without liability to such Person under Section 16(b) of the Exchange Act.

(b)           As of the Effective Time, except as provided in this Section 1.5, all rights under any Company Option and any provision of the Company Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive a Cash Payment, if applicable.  The Company shall take all such actions as are necessary to ensure that, as of and after the Effective Time, except as provided in this Section 1.5, no Person shall have any right under the Company Option Plans or any other plan, program, agreement or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

(c)           At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Option Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Parent, required under the Company Option Plans or any Company Options to give effect to the foregoing provisions of this Section 1.5.

1.6	Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, to the extent that holders of Shares are entitled to appraisal rights under Section 262 of the DGCL, Shares issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has properly exercised and perfected the right to dissent from the Merger and to be paid fair value in accordance with Section 262 of the DGCL and as to which, as of the Effective Time, the holder thereof has not failed to timely perfect or shall have not effectively withdrawn or lost dissenters' rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 1.3(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the DGCL.  Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters' rights with respect to its Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 1.3(b) hereof, without interest thereon, upon surrender of the Certificate or Certificates formerly representing such Shares, and such Shares shall no longer be Dissenting Shares.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of Delaware Law and as provided in this Section 1.6.  The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value of Shares under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value of Shares or offer to settle or settle any such demands.

1.7	Certificate of Incorporation and Bylaws.

Subject to Section 5.3 hereof, at and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, (i) the Certificate of Incorporation (as defined in Section 2.1) shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except in each case that references to Merger Sub's name shall be replaced by references to "AmCOMP Incorporated", and, as so amended, shall be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.8	Directors and Officers.

At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the individuals set forth on Schedule 1.8 of the Parent Disclosure Schedule (as defined in Article III hereof) shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualify.  Each of the Parties hereto shall take all necessary action to effectuate the forgoing sentence.  If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

1.9	Other Effects of the Merger.

The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

1.10	Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to Parent and Merger Sub are qualified by the Company Disclosure Schedule, which sets forth certain disclosures concerning the Company, its subsidiaries (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") and its business (the "Company Disclosure Schedule") (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representation or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the Company Disclosure Schedule).  The Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1	Due Organization and Good Standing.

Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent accurate and complete copies of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and its Amended and Restated Bylaws (the "Bylaws") and the equivalent organizational documents of each of the Company Subsidiaries, each as currently in effect.  None of the Company or any Company Subsidiary is in violation of any provision of the Certificate of Incorporation, the Bylaws or its equivalent organizational documents.

For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from (i) changes in general economic conditions or financial, banking or securities markets in general; (ii) changes in the workers' compensation insurance industry generally; (iii) any changes in statutes, rules, or regulations applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism whether or not pursuant to the declaration of a national emergency or war; (v) the announcement of this Agreement and the transactions contemplated hereby (including the Merger); (vi) changes in United States of America generally accepted accounting principles ("GAAP") or statutory accounting principles ("SAP") or any authoritative interpretation thereof promulgated after the date hereof by the Financial Accounting Standards Board or the National Association of Insurance Commissioners, respectively; (vii) the availability or cost of financing to Parent or Merger Sub (for the avoidance of doubt, the exception in this clause (vii) shall not prevent or otherwise affect a determination that the underlying cause of such unavailability or cost constitutes a Company Material Adverse Effect); or (ix) changes in loss reserves occasioned by the report of the Company's independent actuary as at December 31, 2007, if such changes, when aggregated with other changes in loss reserves for the fiscal year 2007, are not less favorable than changes in loss reserves for the fiscal year 2006, in the aggregate; provided, however, that the exceptions set forth in clauses (i), (ii), (iii) and (vi) shall not be given effect to the extent that such occurrence, state of facts, change, event, effect or circumstance has a disproportionate adverse effect on the Company and the Company Subsidiaries taken as a whole as compared to the effect on other Persons operating in the industry generally, or (b) would, or would reasonably be expected to, prevent or materially delay or impair the ability of the Company or the Company Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

2.2	Capitalization.

(a)           The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock" and, together with the Common Stock, the "Company Capital Stock").  As of the date hereof, (i) 15,290,181 shares of Common Stock were issued and outstanding, (ii) 613,895 shares of Common Stock were held in treasury, (iii) no shares of Common Stock were held by any Company Subsidiary and (iv) no shares of Preferred Stock are issued or outstanding.  As of the date hereof, there were 386,010 shares of Common Stock authorized and reserved for issuance pursuant to outstanding Company Options.  All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock that may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.  None of the outstanding securities of the Company has been issued in violation of any foreign, federal or state securities Laws.  Except as set forth above and in Section 2.2(f) below, no shares of Company Capital Stock, or other equity or voting interests in the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding.  Since February 9, 2006, the Company has not issued any Common Stock other than pursuant to the exercise of Company Options outstanding on such date, has not granted any restricted stock, warrants or other rights to purchase Company Capital Stock or entered into any other agreements or commitments to issue any Common Stock and has not split, combined or reclassified any shares of Company Capital Stock.

(b)           Except as set forth above or as set forth in Section 2.2(b) of the Company Disclosure Schedule, (i) the Company directly or indirectly owns all of the capital stock of, or other equity interests in, the Company Subsidiaries, (ii) there are no (x) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (y)  bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights (collectively, "Voting Debt") or (z) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of, or equity interests in, the Company or any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)           There are no stockholders agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Company Capital Stock or the capital stock or equity interests of any Company Subsidiary.

(d)           Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

(e)           Except as disclosed in Section 2.2(e) of the Company Disclosure Schedule, no Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance (as defined in Section 2.6) on its properties or assets.  As used in this Agreement, "Indebtedness" means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by an Encumbrance on any property and (F) all guarantee obligations.

(f)           Section 2.2(f) of the Company Disclosure Schedule lists (i) all Company Options outstanding as of the date hereof, (ii) the name of the holder of each Company Option, (iii) the number of shares of Common Stock subject to such Company Options, (iv) the date of grant of such Company Options, (v) the exercise price of such Company Options, (vi) the expiration date of such Company Options and the vesting schedule of such Company Options, (vii) whether the holder is an employee of the Company, (viii) the Company Stock Plan under which such Company Option was granted, (ix) whether such Company Option is an "incentive stock option" (as defined in Section 422 of the Code) or a non-qualified stock option, (x) the extent to which such Company Option was vested and exercisable as of the date hereof, and (xi) whether such Company Option was granted with a per share exercise price lower than the fair market value of one Share on the date of grant as determined in good faith by the administrator of the applicable Company Stock Plan (as determined pursuant to the terms of each such plan).

(g)           No agreement or arrangement requires consent or approval from the holder of any Company Option to effectuate the terms of this Agreement.

(h)           Since February 9, 2006, the Company has not declared or paid any dividend or distribution in respect of the Company Capital Stock and, other than as set forth on Section 2.2(h) of the Company Disclosure Schedule, has not repurchased, redeemed or otherwise acquired any Company Capital Stock, and the Board has not authorized any of the foregoing.

2.3	Subsidiaries.

(a)           Section 2.3(a) of the Company Disclosure Schedule contains a true, complete and correct list of all Company Subsidiaries and their respective jurisdictions of organization.  Each Company Subsidiary is wholly owned, directly or indirectly, by the Company, except as set forth in Section 2.3(a) of the Company Disclosure Schedule.  All of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance with respect thereto, except as set forth in Section 2.3(a) of the Company Disclosure Schedule.  All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws.  No equity securities or other equity interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of, or other equity interests in, any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or interests.  Neither the Company nor any Company Subsidiary owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person, other than capital stock of the Company Subsidiaries owned by the Company or another Company Subsidiary.

(b)           The Company conducts all of its insurance operations through certain of the Company Subsidiaries.  Section 2.3(b) of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Subsidiary conducting insurance operations and all jurisdictions in which each such Company Subsidiary is licensed to write insurance business.  Neither the Company nor any Company Subsidiary is or has been since January 1, 2005 "commercially domiciled" in any jurisdiction other than its jurisdiction of organization or is or since January 1, 2005 otherwise has been treated as domiciled in a jurisdiction other than its jurisdiction of organization.  Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, each of the Company Subsidiaries conducting insurance operations is (i) duly licensed or authorized as an insurance company in its state of organization, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined in Section 2.7).  All of the Company Permits of such Company Subsidiaries conducting insurance operations are in full force and effect and there is no proceeding or, to the knowledge of the Company, investigation to which the Company or any Company Subsidiary is subject before a Governmental Authority that is pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Company Permits.

2.4	Authorization; Binding Agreement.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized and approved by the Board.  The Board has taken all action necessary to render inapplicable to this Agreement, the Merger, the Voting Agreements and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL such that said provisions will not apply to this Agreement, the Merger, the Voting Agreements and the other transactions contemplated by this Agreement and such action is effective and in force, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Company Stockholder Approval (as defined in Section 2.20).  This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by Parent and Merger Sub) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the "Enforceability Exceptions").

2.5	Governmental Approvals.

No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a "Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a "Governmental Authority") on the part of the Company or any of the Company Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (including the Merger), other than (i) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL, (ii) such filings as may be required with the Securities and Exchange Commission (the "SEC"), foreign and state securities Laws administrators and The Nasdaq Stock Market, (iii) such filings as may be required in any jurisdiction where the Company or any of its subsidiaries is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iv) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and other Antitrust Laws, (v) those consents, approvals, authorizations, waivers, permits, filings or notices set forth in Section 2.5 of the Company Disclosure Schedule, and (vi) those Consents that, if not obtained or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.6	No Violations.

The execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby, and compliance by the Company with any of the provisions hereof, will not (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of the Company Subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract (as defined in Section 2.14) to which the Company or any of the Company Subsidiaries is a party or by which the Company's or any of the Company Subsidiaries' assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing (the "Encumbrances") upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, conflict with, contravene or violate in any respect any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a "Law" and collectively, the "Laws") to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject.

2.7	SEC Filings; Company Financial Statements.

(a)           The Company has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Company with the SEC since February 1, 2006 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement.  All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports."  At the time when filed (or if amended or superseded by a subsequent filing prior to the date hereof then on the date of such later filing), the Company SEC Reports, as amended to date, (i) complied, and each of the Company SEC Reports to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed, and will not at the time they will be filed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, or will be made, as the case may be, not misleading.

(b)           The consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports as amended to date (the "Company Financials") and in each Company SEC Report filed after the date hereof until the Effective Time, (i) was or will be prepared from, in accordance with, and in all material respects accurately reflects or will reflect the Company's books and records as of the times and for the periods referred to therein, (ii) complied or will comply in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC with respect to Quarterly Reports on Form 10-Q under the Exchange Act), and (iv) fairly present or will fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were, are or will be subject to normal and recurring year-end adjustments. The consolidated balance sheet of the Company contained in the Company SEC Report as of September 30, 2007 (the "Balance Sheet Date") as filed with the SEC before the date hereof is hereinafter referred to as the "Company Balance Sheet."

(c)           The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company's periodic reports filed or furnished under the Exchange Act are recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  To the Company's knowledge (as defined in Section 8.7), the Company has disclosed, based on its most recent evaluation of internal controls over financial reporting, to the Company's outside auditors and the audit committee of the Board (i) all significant deficiencies or material weaknesses in the design or operation of the Company's internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

(d)           Except as set forth in Section 2.7(d) of the Company Disclosure Schedule, since February 9, 2006, (i) none of the Company, any Company Subsidiary, or any director, officer, auditor or accountant of the Company or any Company Subsidiary or any employee of the Company or Company Subsidiary whose position includes monitoring the Company's audit committee complaint reporting procedures has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of any violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or executive officer of the Company.

(e)           As used herein, the term "Company SAP Statements" means the statutory statements of each of the Company Subsidiaries as filed with the Florida Office of Insurance Regulation for the years ended December 31, 2005 and December 31, 2006 and the quarterly period ended September 30, 2007 and any such annual and quarterly statutory statements filed subsequent to the date hereof.  The Company has made available to Parent true and complete copies of the Company SAP Statements filed as of the date of this Agreement with respect to the Company Subsidiaries required to file such Company SAP Statements.  Each of the Company Subsidiaries has filed or submitted, or will file or submit, all Company SAP Statements required to be filed with or submitted to the Florida Office of Insurance Regulation on forms prescribed or permitted by the Florida Office of Insurance Regulation.  The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Company Subsidiaries for the respective periods then ended.  The Company SAP Statements complied, and the Company SAP Statements filed after the date hereof will comply, in all material respects with all applicable Laws when filed, and no deficiency has been asserted with respect to any Company SAP Statements filed prior to the date hereof by the Florida Office of Insurance Regulation or any other Governmental Authority.  The annual statutory balance sheets and income statements included in the Company SAP Statements as of the date hereof have been, where required by applicable Law, audited by an independent accounting firm of recognized national or international reputation, and the Company has made available to Parent true and complete copies of all audit opinions related thereto.  Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply in all material respects with all applicable Laws.  There are no permitted practices utilized by the Company or any Company Subsidiary in the preparation of the Company SAP Statements.

(f)           The policy reserves and other actuarial amounts carried on the Company SAP Statements of each Company Subsidiary, as of the respective dates of such Company SAP Statements, (i) were in compliance in all material respects with the requirements for reserves established by the Florida Office of Insurance Regulation, (ii) have been computed in all material respects in accordance with the requirements for reserves established by the Florida Office of Insurance Regulation, (iii) were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied and prepared in accordance with applicable SAP, (iv) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the Company SAP Statements, (v) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such financial statements, (vi) were fairly stated in all material respects in accordance with sound actuarial principles, and (vii) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry.  To the knowledge of the Company, there are no facts or circumstances that could reasonably necessitate any material change in such reserves above those reflected in the Company SAP Statements (other than increases consistent with past experience resulting from the ordinary course of business).

(g)           Except (i) as disclosed in Section 2.7(g) of the Company Disclosure Schedule, (ii) for assessments of residual or state mandated funds and associations and (iii) workers compensation claims made in the ordinary course of business under insurance policies issued by the Company, no claim or assessment is pending or, to the knowledge of the Company, threatened against any Company Subsidiary.

2.8	Absence of Certain Changes.

(a)           Except as disclosed in Section 2.8 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 4.1 if such action were to occur or be taken after the date of this Agreement.

(b)           Since the Balance Sheet Date, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.9	Absence of Undisclosed Liabilities.

Except (a) as adequately reflected or reserved against in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (c) as set forth on Section 2.9 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be recognized, reflected or disclosed on a consolidated balance sheet of the Company or in the notes thereto.

2.10	Compliance with Laws.

Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, nor since January 1, 2005 has it received any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Company or any Company Subsidiary is bound or affected, or (B) any contract (including any Company Material Contract), agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property, asset or right of the Company or any Company Subsidiary is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to be material to the Company or any of its Subsidiaries.  Notwithstanding the generality of the foregoing, (x) each Company Subsidiary and, to the knowledge of the Company, its agents, have marketed, sold and issued insurance products in compliance in all material respects with all Laws applicable to the business of such Company Subsidiary and in the respective jurisdictions in which such products have been sold, (y) since January 1, 2005, the Company and each Company Subsidiary have given or made all required notices, submissions, reports or other filings under applicable Law, including insurance holding company statutes, and (z) all contracts, agreements, arrangements and transactions in effect between any Company Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes.  In addition, except as disclosed in Section 2.10 of the Company Disclosure Schedule, (i) there is no pending or, to the knowledge of the Company, threatened proceeding or investigation to which the Company or a Company Subsidiary is subject before any Governmental Authority regarding whether any of the Company Subsidiaries has violated, and none of the Company or any Company Subsidiary has received written or, to the knowledge (without the need for due inquiry) of the Company, oral (or otherwise has any knowledge of any) notice since January 1, 2005, of any material violation of or noncompliance with, any Law applicable to the Company or any Company Subsidiary, or directing the Company or any Company Subsidiary to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company or any Company Subsidiary have been asserted to the Company or any Company Subsidiary in writing or, to the knowledge (without the need for due inquiry) of the Company, orally, by any Governmental Authority with respect to possible violations of, any applicable Laws; and (ii) since January 1, 2005, the Company and the Company Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any insurance regulatory authority or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority since January 1, 2005 with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to the Company or the Company Subsidiaries with any Governmental Authority that have not been remedied.  Since January 1, 2005, the businesses of the Company and each Company Subsidiary are and have been conducted in compliance in all material respects with any applicable Laws.

2.11	Regulatory Agreements; Permits.

(a)           Except as disclosed in Section 2.11 of the Company Disclosure Schedule, there are no (1) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings binding on the Company Subsidiaries to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (2) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to the Company or any Company Subsidiary, or (3) resolutions or policies or procedures adopted by the Company or a Company Subsidiary at the request of a Governmental Authority, that (A) limit in any respect the ability of the Company or any of the Company Subsidiaries to issue insurance policies, (B) in any manner impose any requirements on the Company or any of the Company Subsidiaries in respect of risk-based capital requirements that add to or otherwise modify in any respect the risk-based capital requirements imposed under applicable Laws, (C) require the Company or any of its affiliates to make capital contributions, purchase surplus notes or make loans to a Company Subsidiary, or (D) in any manner relate to the ability of the Company or any of the Company Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of the Company Subsidiaries in any respect.

(b)           The Company and the Company Subsidiaries hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the "Company Permits"), all of which are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.

(c)           Except as disclosed in Section 2.11(c) of the Company Disclosure Schedule, no investigation, review or market conduct examination by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review.

2.12	Litigation.

Except as disclosed in Section 2.12 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, litigation, claim, arbitration or investigation (each, an "Action") pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an "Order") binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and the Company Subsidiaries are in material compliance with all Orders, if any, set forth in Section 2.12 of the Company Disclosure Schedule.  Except as disclosed in Section 2.12 of the Company Disclosure Schedule, there is no material Action that the Company or any of the Company Subsidiaries has pending against other parties.

2.13	Restrictions on Business Activities.

There is no agreement or Order binding upon the Company or any of the Company Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Company or any of the Company Subsidiaries, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries, or restricting in any respect the ability of the Company or any of the Company Subsidiaries from engaging in business or from competing with other parties.

2.14	Material Contracts.

(a)           Section 2.14 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease or plan and each other instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound as of the date hereof (each, a "Company Material Contract") that:

(i)           constitutes a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or is described in the Company SAP Statements for the year ended December 31, 2006;

(ii)           contains covenants that materially limit the ability of the Company (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or any of its affiliates) (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of 60 days or less;

(iii)           with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iv)           involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v)           relates to indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $1.0 million;

(vi)           was entered into after January 1, 2005 or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person;

(vii)          by its terms calls for aggregate payments by the Company and the Company Subsidiaries under such contract of more than $250,000 per year;

(viii)         with respect to any material acquisition, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations or (B) any "earn-out" or other contingent payment obligations;

(ix)            involves any directors or executive officers of the Company that cannot be cancelled by the Company (or the applicable Company Subsidiary) within 60 days' notice without liability, penalty or premium;

(x)            obligates the Company or any of its subsidiaries to provide indemnification or a guarantee in excess of $100,000;

(xi)           obligates the Company to make any capital commitment or expenditure (including pursuant to any joint venture);

(xii)           relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company or any of its subsidiaries, other than "shrink wrap," "click wrap," and "off the shelf" software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, "Off-the-Shelf Software Agreements"); or

(xiii)          provides for any confidentiality or standstill arrangements.

(b)           With respect to each Company Material Contract, except as set forth in Section 2.14 of the Company Disclosure Schedule:  (i) the Company Material Contract is legal, valid, binding and enforceable against the Company or the Company Subsidiary party thereto and, to the Company's knowledge, the other party thereto, and in full force and effect; (ii) the Company Material Contract will continue to be legal, valid, binding and enforceable against the Surviving Corporation or such Company Subsidiary and, to the Company's knowledge, the other party thereto, and in full force and effect on identical terms following the Effective Time; (iii) neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by the Company or any of the Company Subsidiaries, or permit termination or acceleration by the other party, under the Company Material Contract; and (iv) to the Company's knowledge, no other party to the Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such Company Material Contract.

2.15	Intellectual Property.

(a)           Section 2.15(a) of the Company Disclosure Schedule contains a list of (A) all registered Intellectual Property, Intellectual Property that is the subject of a pending application for registration, and material unregistered Intellectual Property, in each case that is, owned by the Company or any of the Company Subsidiaries and (B) all material Intellectual Property, other than Off-the-Shelf Software Agreements, licensed, used or held for use by the Company or any of the Company Subsidiaries in the conduct of its business ("Licensed Intellectual Property").  Each of the Company and the Company Subsidiaries has (i) all right, title and interest in and to all Company Intellectual Property owned by it, (the "Company Intellectual Property") free and clear of all Encumbrances, other than Permitted Encumbrances (as defined in Section 2.21) and (ii) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Neither the Company nor any of the Company Subsidiaries has received any written communication alleging that it has infringed, diluted or misappropriated, or, by conducting its business as proposed, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person and there is no valid basis for any such allegation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter the Company's or any Company Subsidiary's rights to any Company Intellectual Property or Licensed Intellectual Property.  To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property or Licensed Intellectual Property by any third party.  All of the rights within the Company Intellectual Property and Licensed Intellectual Property are valid, enforceable and subsisting, and there is no Action that is pending or, to the Company's knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries in respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof.  The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted.  Neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b)           For purposes of this Agreement, "Intellectual Property" means (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered and unregistered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (E) confidential and proprietary information, including know-how.

2.16	Employee Benefit Plans.

(a)           Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and the Company Subsidiaries and any trade or business (whether or not incorporated) that is treated as a single employer with the Company and the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) loans to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business and any stock option, stock purchase, phantom stock, stock appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements of the Company and the Company Subsidiaries and (v) any current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) of the Company or any of the Company Subsidiaries remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any of the Company Subsidiaries, or with respect to which the Company or any of the Company Subsidiaries could reasonably be expected to have any liabilities or obligations (together, the "Company Employee Plans").

(b)           Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service ("IRS") a current favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c)           There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or, to the knowledge of the Company, by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Employee Plan.  Each Company Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), and the Company and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans.  All contributions and premiums required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates, including any legally permitted extensions.  No Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor (the "DOL"), the SEC or other Governmental Authority, other than routine claims for benefits.  To the knowledge of the Company, each Company Employee Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005.

(d)           Except as disclosed in Section 2.16(d) of the Company Disclosure Schedule or as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, director or consultant of the Company or any of the Company Subsidiaries to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries, or (iii) accelerate the time of payment or vesting of Company Options, or increase the amount of compensation due any such employee, director or consultant.

(e)           No amounts payable under any of the Company Employee Plans or any other contract, agreement or arrangement with respect to which the Company or any of the Company Subsidiaries may have any liability will not be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.  None of the Company Employee Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar tax provisions.

(f)           No Company Employee Plan maintained by the Company or any of the Company Subsidiaries provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the Company Subsidiaries after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(g)           Neither the Company nor any ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code , (ii) "multiemployer plan" as defined in Section 3(37) of ERISA or (iii) "multiple employer plan" within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(h)           To the knowledge of the Company, all Company Options have been properly approved by the Company's Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law, and otherwise granted in compliance with the terms of the applicable Company Employee Plan, with applicable Law, and with the applicable provisions of the Certificate of Incorporation and Bylaws as in effect at the applicable time.  All such Company Options have been appropriately accounted for in accordance with GAAP and disclosed in accordance with applicable Law, accounting rules and stock exchange requirements, and no such grants involved any "back dating," "forward dating" or similar practices with respect to such grants.

(i)           Neither the Company nor any of its ERISA Affiliates has (i) used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Employee Plans or the imposition of penalties or excise taxes with respect to the Company Employee Plans by the IRS or the DOL.

2.17	Taxes and Returns.

(a)           The Company has timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Company Subsidiaries (collectively, "Tax Returns"), and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the Company Subsidiaries in respect of any Tax, and neither the Company nor any of the Company Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP or are immaterial in amount).  Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.  There are no Encumbrances for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries, except for statutory liens for current Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves in the Company Financials have been established in accordance with GAAP.

(b)           Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)           Neither the Company nor any of the Company Subsidiaries is or (i) has been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(d)           Neither the Company nor any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a Company Material Adverse Effect following the Closing.

(e)           As of the date hereof, neither the Company nor any of the Company Subsidiaries is being audited by any taxing authority or has been notified by any tax authority that any such audit is contemplated or pending.

(f)           Neither the Company nor any of the Company Subsidiaries participated in, or sold, distributed or otherwise promoted, any "reportable transaction," as defined in Treasury Regulation section 1.6011-4.

(g)           Neither the Company nor any of the Company Subsidiaries has taken any action that would reasonably be expected to give rise to (i) a "deferred intercompany transaction" within the meaning of Treasury Regulation section 1.1502-13 or an "excess loss account" within the meaning of Treasury Regulation section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(h)           Except as set forth in Section 2.17(h) of the Company Disclosure Schedule, since December 31, 2006, neither the Company nor any of the Company Subsidiaries have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(i)           For purposes of this Agreement, the term "Tax" or "Taxes" shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18	Finders and Investment Bankers.

Except for Raymond James & Associates, Inc. ("Raymond James"), the fees of which will be borne by the Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

2.19	Fairness Opinion.

On or prior to the date hereof, the Board has received from Raymond James, its financial advisor, a written opinion addressed to it for inclusion in the Proxy Statement (as defined in Section 4.3) to the effect that the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders (other than Parent, Merger Sub and their respective affiliates) from a financial point of view.

2.20	Vote Required; Board Action.

(a)           No "fair price," "business combination," "moratorium," "control share acquisition" or other similar anti-takeover Law or regulation (collectively, "Takeover Laws") of any jurisdiction is applicable or purports to be applicable to the transactions contemplated by this Agreement.  The affirmative vote of the holders of a majority of the outstanding Shares (the "Company Stockholder Approval") is the only vote or consent of the holders of any class or series of the Company Capital Stock that is necessary to approve and adopt this Agreement and to consummate the transaction contemplated hereby (including the Merger).

(b)           The Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement and the Merger be submitted for adoption by the Company's stockholders in accordance with Section 251 of the DGCL and this Agreement, and (iv) has taken all action necessary to cause dispositions of Shares and Company Options pursuant to the transactions contemplated by this Agreement (including the Merger) by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

2.21	Title to Properties; Assets.

(a)           Section 2.21(a) of the Company Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by the Company or any of the Company Subsidiaries from or to any Person (collectively, the "Company Real Property").  The list set forth in Section 2.21(a) of the Company Disclosure Schedule contains, with respect to each of the Company Real Properties, all existing leases, subleases, licenses or other occupancy contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound, and all amendments, modifications, extensions and supplements thereto (collectively, the "Tenant Leases"), the terms of which have been complied with by the Company and any Company Subsidiary in all material respects.  The Company Real Property set forth in Section 2.21(a) of the Company Disclosure Schedule comprises all of the real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries.  The Company does not own any real property.  Except as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to all of its personal property, assets and rights, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           A correct and complete copy of each Tenant Lease has been furnished to Parent prior to the date hereof.  The Company or the Company Subsidiary party thereto has a valid, binding and enforceable leasehold interest under each of the Tenant Leases, free and clear of all Encumbrances other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect.  Neither the Company or any of the Company Subsidiaries nor, to the knowledge of the Company, any other party to any Tenant Lease is in breach of or in default under, in any material respect, any of the Tenant Leases.  The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such Tenant Leases, have not received notice of any material default, delinquency or breach on the part of the Company or any Company Subsidiary, and there are no existing material defaults (with or without notice or lapse of time or both) by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto.  For purposes of this Agreement, the term "Permitted Encumbrances" means (i) Encumbrances with respect to Taxes either not yet due or being contested in good faith in appropriate proceedings (and for which adequate reserves in the Company Financials have been established in accordance with GAAP); (ii) mechanics', materialmen's or similar statutory Encumbrances for amounts not yet due or being contested in good faith in appropriate proceedings; (iii) the terms and conditions of the lease creating the leaseholds; and (iv) other exceptions with respect to the Company Real Property (including easements of public record) that do not and would not materially interfere with the current and currently intended use of such Company Real Property.

2.22	Employee Matters.

(a)           Except as set forth in Schedule 2.22(a) of the Company Disclosure Schedule, there are no Actions pending or, to the knowledge of the Company, threatened involving the Company or any of the Company Subsidiaries and any of their employees or former employees, including any harassment, discrimination, retaliatory act or similar claim.  There has been: (i) to the knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of the Company Subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the Company Subsidiaries pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the Company Subsidiaries and no such agreement is currently being negotiated.

(b)           The Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) are not engaged in any unfair labor practice, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).  Except as would not result in any material liability to the Company or any Company Subsidiary, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.23	Environmental Matters.

Except as set forth in Section 2.23 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           Neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local or foreign Order, judgment or claim, and neither the Company nor any of the Company Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, relating to any liability or remedial action under any applicable Environmental Laws or alleging that the Company or any of its subsidiaries is in violation of, or liable under, any Environmental Law;

(b)           The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws;

(c)           Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or knowingly permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability under all applicable Environmental Laws; and

(d)           Each of the Company and the Company Subsidiaries holds and is in compliance with all Company Permits required to conduct its business and operations under all applicable Environmental Laws.

(e)           Neither the Company, any Company Subsidiary nor any of their respective properties are subject to any Order, judgment or written claim asserted or arising under any Environmental Law.

"Environmental Laws" means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

"Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law.  Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

2.24	Proxy Statement.

The Proxy Statement will not, on the date it (or any amendment or supplement thereto) is first mailed to stockholders of the Company, and at the time of the Special Meeting (as defined in Section 4.3(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied in writing or electronically by or on behalf of Parent or Merger Sub expressly for inclusion in the Proxy Statement.

2.25	Transactions with Affiliates.

Section 2.25 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (a) present officer or director of either the Company or any of its subsidiaries, or (b) record or beneficial owner of more than 5% of the outstanding Company Capital Stock as of the date hereof (each, an "Affiliate Transaction").

2.26	Insurance Matters.

(a)           Examinations.  The Company has made available to Parent copies of all draft and final financial examination reports and market conduct examination reports of state insurance departments with respect to any Company Subsidiary that have been issued since June 1, 2004.

(b)           Policy Materials.  To the extent required under applicable Laws, all policies, binders, slips or other agreements of insurance and other agreements and materials that are issued or used in connection with the Company Subsidiaries' business, including applications, brochures and marketing materials, premium rates and reinsurance agreements, are, in all material respects, on forms approved by applicable insurance regulatory authorities or filed and not objected to by such authorities within the period provided for objection, and, in either case, not subsequently disapproved or required to be withdrawn or retired from issuance or use which have not been so withdrawn or retired.  Any rates or rating plans of the Company Subsidiaries required to be filed with or approved by any applicable Governmental Authority have in all material respects been so filed or approved and the rates applied by each of the Company or the Company Subsidiaries to the contracts of insurance conform in all material respects to the relevant filed or approved rates.

(c)           Agents and Producers.  To the knowledge of the Company, no Person performing the duties of insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler or broker with respect to the Company or any of the Company Subsidiaries (collectively, "Company Producers") individually accounting for 2% or more of the total gross premiums of all Company Subsidiaries for the year ended December 31, 2006, has indicated to the Company or any Company Subsidiary that such Company Producer will be unable or unwilling to continue its relationship as a Company Producer with the Company or any Company Subsidiary within 12 months after the date hereof.  To the knowledge of the Company, at the time any Company Producer wrote, sold, or produced business, or performed such other act for or on behalf of the Company or any Company Subsidiary that may require a license under applicable Insurance Laws, such Company Producer was duly licensed and appointed as required by applicable Insurance Law, in the particular jurisdiction in which such Company Producer wrote, sold, produced, solicited, or serviced such business, and each of the agency agreements and appointments between the Company Producers, including as subagents under the Company's affiliated insurance agency, and the Company and any Company Subsidiary, is valid, binding and in full force and effect in accordance with its terms.  To the knowledge of the Company, no Company Producer has been since January 1, 2006, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance or other business of the Company or any Company Subsidiary.  The contracts and other agreements pursuant to which Company Producers act on behalf of the Company or any Company Subsidiary are valid, binding and in full force and effect in accordance with their terms, and none of the parties to such contracts and agreements are in default thereunder in any material respect.  The Company has made available to Parent a true and complete copy of each standard form agency agreement used by the Company or any Company Subsidiary.

(d)           Reinsurance.  Section 2.26(d) of the Company Disclosure Schedule sets forth a list of all ceded reinsurance treaties and agreements, including retrocessional agreements, to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any material existing rights, obligations or liabilities (the "Company Reinsurance Agreements").  Copies of all Company Reinsurance Agreements that are in effect on the date of this Agreement have been made available to Parent.  Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance treaty, binder or other agreement to which the Company or any Company Subsidiary is a party, is in default in any material respect as to any provision thereof.  The Company has no knowledge that the financial condition of any party to any Company Reinsurance Agreement is impaired to the extent that a default thereunder may be reasonably anticipated.  Except as disclosed in Section 2.26(d) of the Company Disclosure Schedule, the Company Subsidiaries are entitled under applicable Law to take full credit on the applicable Company SAP Statement with respect to any Company Reinsurance Agreement pursuant to which such subsidiary has ceded reinsurance.  Except as set forth in Section 2.26(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary have received any notice from any party to any reinsurance agreement or treaty of any dispute or default with respect to such reinsurance agreement or treaty.  Assuming no default by any party other than any subsidiary of the Company, all such Company Reinsurance Agreements are in full force and effect to the respective dates noted thereon.  There are no entities, other than the Company and the Company Subsidiaries, that have rights to access coverage under any such Company Reinsurance Agreements.

(e)           Finite Risk Insurance or Reinsurance.  Except as disclosed in Section 2.26(e) of the Company Disclosure Schedule, with respect to any Company Reinsurance Agreement for which the Company or any Company Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2005, (i) there has been no separate written or oral agreement between the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement under which the Company or any Company Subsidiary has or may have recoverables, and for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by Statement of Statutory Accounting Principles No. 62 ("SSAP No. 62"), is available for review by the domiciliary state insurance departments for the Company and the Company Subsidiaries, (iii) each of the Company and the Company Subsidiaries complies and has complied from and after January 1, 2005 with all of the requirements set forth in SSAP No. 62 and (iv) each of the Company and the Company Subsidiaries has and has had from and after January 1, 2001 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

(f)           Actuarial Reports.  Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all actuarial reports prepared by independent actuaries, with respect to the Company or any Company Subsidiary since January 1, 2005, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses").  There have been no actuarial reports of a similar nature covering any of the entities referred to in those reports in respect of any period subsequent to the latest period covered in such actuarial reports.  To the knowledge of the Company, the information and data furnished by the Company or any Company Subsidiary to its independent actuaries in connection with the preparation of any Company Actuarial Analysis was accurate in all material respects for the periods covered in such reports.  Each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

(g)           Policy Dividends.  Except as set forth in Section 2.26(g) of the Company Disclosure Schedule, there are no insurance policies issued, reinsured or assumed by the Company or any of the Company Subsidiaries that are currently in force under which the Company or any of the Company Subsidiaries may be required to pay dividends to the holders thereof.

2.27	Insurance.

The Company and each Company Subsidiary is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of the Company Subsidiaries that are customary for companies of similar size in the industry and locales in which the Company and the Company Subsidiaries operate.  Section 2.27 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any Company Subsidiary is in any material respect, in breach of or default under, and neither the Company nor any Company Subsidiary have taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

2.28	Books and Records.

All of the books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub to the Company are qualified by the Parent Disclosure Schedule, which sets forth certain disclosures concerning Parent and Merger Sub (the "Parent Disclosure Schedule") (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representation or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the Parent Disclosure Schedule).  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1	Due Organization and Good Standing.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2	Authorization; Binding Agreement.

Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (a) have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and (b) no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3	Governmental Approvals.

No Consent of or with any Governmental Authority on the part of Parent or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby (including the Merger) other than (i) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) pursuant to the HSR Act and other Antitrust Laws (iv) those consents, approvals, authorizations, waivers, permits, filings or notices set forth in Section 3.3 of the Parent Disclosure Schedule, which schedule includes all such consents, approvals, authorizations, waivers, permits, filings or notices with the Florida Office of Insurance Regulation, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  For purposes of this Agreement, "Parent Material Adverse Effect" means any change, effect or circumstance that, individually or in the aggregate, would reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Merger).

3.4	No Violations.

The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and compliance by Parent and Merger Sub with any of the provisions hereof will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing instruments of Parent or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Parent or Merger Sub is a party or by which its assets are bound, (iii) result in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.5	Finders and Investment Bankers.

Except for Morgan Stanley & Co. Incorporated, the fees of which will be borne by Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

3.6	Disclosures.

The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.7	Sufficient Funds.

At the Effective Time, Parent and Merger Sub will have sufficient cash and cash equivalent resources available to pay the aggregate Merger Consideration.

3.8	Litigation.

There is no Action pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There is no Order against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger).

3.9	Ownership of Shares.

As of the date hereof, neither Parent nor Merger Sub is the record or beneficial owner of any Shares (except to the extent that Parent may be deemed to be the beneficial owner of any Shares that are the subject of any Voting Agreement).

3.10	Management Arrangements.

As of the date hereof, none of Parent or Merger Sub, or any of their respective affiliates, has entered into any contract, agreement, arrangement or understanding with any of the officers or directors of the Company, or any of their respective affiliates, that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise) and that has not been disclosed to the Company.

3.11	Investigation by Parent and Merger Sub.

Each of Parent and Merger Sub acknowledges and agrees that, other than as set forth in this Agreement, none of the Company, the Company Subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or other representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or its agents or other representatives prior to the execution of this Agreement.

ARTICLE IV

ADDITIONAL COVENANTS OF THE COMPANY

4.1	Conduct of Business of the Company.

(a)           Unless Parent shall otherwise agree in writing or except as otherwise expressly provided for in this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, (i) the Company and the Company Subsidiaries shall conduct their business in, and shall not take any action other than in, the ordinary course of business consistent with past practice and (ii) the Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its and the Company Subsidiaries' officers, employees, Company Producers and consultants, to maintain existing relationships with all Persons with whom it and the Company Subsidiaries do business, and to preserve the possession, control and condition of its and the Company Subsidiaries' assets.

(b)           Without limiting the generality of the foregoing clause (a) and except as otherwise expressly provided for in this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of the Company Subsidiaries will, without the prior written consent of Parent:

(A)           amend, waive or otherwise change, in any respect, its Certificate of Incorporation or Bylaws (or comparable governing instruments);

(B)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, its capital stock or other securities or equity interests or any Voting Debt, including any securities convertible into or exchangeable for shares of stock of any class and any other equity-based awards, except for the issuance of Shares pursuant to the exercise of Company Options outstanding on the date of this Agreement and set forth on Section 2.2(f) of the Company Disclosure Schedule in accordance with their present terms;

(C)           split, combine, recapitalize or reclassify any shares of its capital stock or equity interests or issue any other securities in respect thereof, or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities or equity interests, other than dividends and distributions paid by a Company Subsidiary to the Company or to another Company Subsidiary;

(D)           incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person, except for indebtedness incurred under the Company's existing credit facilities described on Section 4.1(d) of the Company Disclosure Schedule in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $250,000;

(E)           increase the wages, salaries, bonus, compensation or other benefits of any of its current or former consultants, officers, directors or employees, or enter into, establish, amend or terminate any Company Employee Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite, or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Company Employee Plan in effect on the date of this Agreement, or, solely with respect to increases in wages or salaries of employees who are not officers or directors, in the ordinary course of business consistent with past practice;

(F)           make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(G)           transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(H)           modify or amend in any material manner, terminate or waive or assign any material right under any Company Material Contract or enter into any contract that would be a Company Material Contract with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less, in each case other than in the ordinary course of business consistent with past practice;

(I)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(J)           establish any subsidiary or enter into any new line of business;

(K)           fail to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries as are currently in effect;

(L)           revalue any of its material assets or make any change in accounting methods, principles or practices, except as required by GAAP and approved by the Company's outside auditors;

(M)           other than in connection with the adjustment, negotiation or settlement of workers' compensation insurance claims in the ordinary course of business consistent with past practice, waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

(N)           close or materially reduce the Company's or any Company Subsidiary's activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company's or any Company Subsidiary's facilities;

(O)           acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(P)           make any capital expenditures;

(Q)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(R)           voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(S)           sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(T)           enter into any agreement, understanding or arrangement with respect to the voting or registration of the Company Capital Stock or the capital stock of any Company Subsidiary;

(U)           take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(V)           enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(W)           enter into any new reinsurance transaction as assuming or ceding insurer (i) which does not contain market cancellation, termination and commutation provisions or (ii) which adversely changes the existing reinsurance profile of the Company and the Company Subsidiaries on a consolidated basis outside of the ordinary course of business consistent with past practice;

(X)           alter or amend in any material respect any existing underwriting, claims handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable SAP, any Governmental Authority or applicable Law, or

(Y)           authorize or agree to do any of the foregoing actions.

4.2	Access and Information; Confidentiality.

(a)           Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Parent (and its officers, directors, employees, accountants, actuaries, legal counsel, financial advisors, financing sources, agents and other representatives, collectively, "Parent Representatives"), at reasonable times and upon reasonable intervals and notice and following advance consultation with the Company's Chief Executive Officer or Chief Operating Officer, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as Parent or the Parent Representatives may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and the Company Subsidiaries (including providing Parent and the Parent Representatives with unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to Parent prior to the date hereof, of the Company and providing Parent and the Parent Representatives with the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results) and instruct the officers, directors, employees, accountants, consultants, legal counsel and financial advisors of the Company and the Company Subsidiaries to cooperate with Parent and the Parent Representatives in their investigation of the Company and the Company Subsidiaries (including by reading available independent public accountant's work papers), and a copy of each material report, schedule and other document filed or received by the Company pursuant to the requirements of applicable securities Laws; provided that Parent and the Parent Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company.  No such access, inspections or furnishing of information shall have any adverse effect on Parent or Merger Sub's ability to assert that conditions to Closing or to the consummation of the Merger have not been satisfied.

(b)           All information obtained by Parent or Merger Sub pursuant to this Section 4.2 shall be kept confidential in accordance with the confidentiality agreement, dated October 8, 2007 (the "Confidentiality Agreement"), between Parent and the Company.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Company shall not take any action to waive or release, or to exempt any third party from, any standstill arrangements to which it is a party or the provisions of any Takeover Laws; provided, however, that with respect to such standstill arrangements, the Company may waive appropriate provisions of such arrangements if requested to do so by the other party or parties thereto, but solely to the extent (i) necessary to permit such party or parties to submit a Company Takeover Proposal to the Company or the Company's stockholders, (ii) that following consultation with outside legal counsel and its financial advisors, the Board determines in good faith that the failure to grant such waiver would violate the fiduciary duties of the Board to the stockholders of the Company under all applicable Law and (iii) the Company simultaneously, irrevocably and permanently waives compliance by Parent with paragraph 10 of the Confidentiality Agreement.

4.3	Special Meeting; Proxy Statement.

As promptly as practicable following the execution of this Agreement, the Company, acting through its Board, shall, in accordance with applicable Law:

(a)           duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval and adoption of this Agreement and the Merger, including adjourning such meeting for up to 30 Business Days to obtain such approval.  Except to the extent that the Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 4.4, the Company shall (i) use reasonable best efforts to solicit the approval of this Agreement by the stockholders of the Company and (ii) include in the Proxy Statement the Board's declaration of the advisability of this Agreement and its recommendation to the stockholders of the Company that they adopt this Agreement and approve the Merger.  Notwithstanding the foregoing, the Company may adjourn or postpone the Special Meeting as and to the extent required by applicable Law.  Unless this Agreement shall have been terminated in accordance with Section 7.1, the Company shall submit this Agreement to its stockholders at the Special Meeting even if the Board shall have effected a Change of Recommendation or a Withdrawal of Recommendation;

(b)           prepare and, within 45 days after the date hereof, file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and, after consultation with Parent, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the preliminary proxy statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by applicable Law), use reasonable best efforts to have the SEC confirm that it has no further comments and cause a definitive proxy statement, including any amendments or supplements thereto (the "Proxy Statement"), to be mailed to its stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments; provided, however, that no amendments or supplements to the Proxy Statement will be made by the Company without prior consultation with Parent and its counsel and after providing Parent a reasonable opportunity to review and comment on such amendments or supplements; and

(c)           notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement or for additional information and supply Parent with copies of all correspondence between the Company or any of the Company Representatives (as defined in Section 4.4(b)), on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement.  The Company shall give Parent a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto), any correspondence with the SEC or its staff or any other materials proposed to be submitted to the SEC or its staff prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit any such material to which Parent reasonably objects.  If at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement, after obtaining the consent of Parent to such amendment or supplement (which consent shall not be unreasonably withheld or delayed), the Company shall promptly transmit such amendment or supplement to its stockholders.

4.4	No Solicitation.

(a)           For purposes of this Agreement, "Company Takeover Proposal" means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to (1) any direct or indirect acquisition or purchase of assets of the Company and the Company Subsidiaries representing 15% or more of the assets or business of the Company and the Company Subsidiaries, including by way of the purchase of stock of the Company Subsidiaries, (2) any issuance, sale or other disposition of (including by way of merger, recapitalization, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities), including any single or multi-step transaction or series of related transactions, representing 15% or more of the voting power of the Company or any Company Subsidiary, (3) any tender offer, exchange offer or other transaction that, if consummated, would result in any Person or "group" (as such term is defined under the Exchange Act) having beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the voting power or the capital stock of the Company or any Company Subsidiary, or (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution, including any single or multi-step transaction or series of related transactions, involving the Company or any Company Subsidiary.  For purposes of this Agreement, a "Company Superior Offer" means an unsolicited, bona fide written Company Takeover Proposal (except that the references to "15%" shall be replaced by "50%") on terms that the Board determines, in good faith, based upon consultations with its outside legal counsel and its financial advisors, (i) are more favorable to the Company's stockholders, from a financial point of view, than this Agreement and the Merger, taken as a whole, after giving effect to any adjustments to the terms and conditions of this Agreement proposed in writing by Parent in response to such Company Takeover Proposal pursuant to Section 4.4(e) or otherwise, and (ii) is reasonably likely to be consummated on the terms so proposed, in each case with respect to clauses (i) and (ii), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of, and conditions to, the Company Superior Offer and the Person or group making the Company Superior Offer (including any financing required by such Person or group).

(b)           From and after the date hereof, neither the Company nor any Company Subsidiary shall, directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of the Company or any Company Subsidiary (collectively, the "Company Representatives") to, (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Company Takeover Proposal, (ii) furnish any non-public information regarding the Company or any Company Subsidiary or the Merger to any Person or group (other than Parent, Merger Sub or their representatives) in connection with or in response to a Company Takeover Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, any Company Takeover Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of this Agreement or the Merger or the Board's recommendation that holders of Shares adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Company Takeover Proposal, (vi) cause the Company or any Company Subsidiary to discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal, or (vii) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any Company Subsidiary is a party (except as permitted pursuant to Section 4.2(c) hereof).  The Company shall request the prompt return or destruction of any confidential information provided to any Person or group prior to the date hereof in connection with a possible Company Takeover Proposal, including in accordance with any confidentiality agreement entered into with such Person or group, and shall deny access to any data room (virtual or actual) containing any such information to any such Person or group.  Without limiting the foregoing, it is agreed that any action by any Company Representatives that would constitute a violation of the restrictions set forth in this Section 4.4 if done by the Company, whether or not such Company Representative is purporting to act on behalf of the Company or any Company Subsidiary, shall constitute a breach of this Section 4.4 by the Company.  The Company shall promptly inform the Company Representatives of the obligations undertaken in this Section 4.4.

(c)           Notwithstanding the provisions of Section 4.4(b), nothing in this Agreement shall prohibit or limit the Company, or the Board, at any time prior to obtaining the Company Stockholder Approval, and so long as the Company is in compliance in all material respects with this Section 4.4, from (i) furnishing non-public information regarding the Company to, or (ii) entering into discussions or negotiations with, any Person or group in response to an unsolicited, bona fide written Company Takeover Proposal received after the date of this Agreement that did not result from a violation of this Section 4.4, if (A) the Board determines in good faith, after consultation with its outside legal and financial advisors, that (1) such Company Takeover Proposal constitutes or could be expected to result in, after the taking of any of the actions referred to in clauses (i) or (ii) above, a Company Superior Offer, and (2) such action with respect to such Company Takeover Proposal is necessary for the Board to comply with its fiduciary duties to the Company's stockholders under all applicable Law; (B) the Company receives from such Person or group an executed confidentiality agreement with provisions no less favorable, in the aggregate, to the Company than, and with terms at least as restrictive of such Person or group (including with respect to the standstill provisions thereof), those contained in the Confidentiality Agreement; and (C) contemporaneously with furnishing any such information to such Person or group, the Company furnishes such information to Parent to the extent that such information has not been previously furnished to Parent; provided, however, that prior to the taking of any such actions by the Company or the Board as described in clauses (i) or (ii) above, the Company shall provide written notice to Parent of such determination of the Board.

(d)           The Company shall notify Parent as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by the Company or any of the Company Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Company Takeover Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in a Company Takeover Proposal, and (ii) any request for non-public information relating to the Company or the Company Subsidiaries, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information.  The Company shall keep Parent promptly informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests for information.  From and after the date of this Agreement, the Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any Company Takeover Proposal and shall direct, and use its reasonable best efforts to cause, the Company Representatives to cease and terminate any such solicitations, discussions or negotiations.

(e)           Notwithstanding anything in this Agreement to the contrary, including Section 4.4(b), the Board may, at any time prior to obtaining the Company Stockholder Approval:  (A) withdraw or modify its recommendation that holders of Shares adopt this Agreement and approve the Merger in connection with a Company Takeover Proposal or (B) approve or recommend a Company Superior Offer (each, a "Change of Recommendation") if, in the case of both clause (A) and (B) above (w) an unsolicited, bona fide written offer is made to the Company by a third party representing a Company Takeover Proposal, (x) the Company is in compliance in all material respects with its obligations under this Section 4.4, (y) the Board determines in good faith after consultation with the Company's outside legal and financial advisors that such Company Takeover Proposal constitutes a Company Superior Offer (after giving effect to all adjustments to the terms of this Agreement which may be proposed by Parent, including pursuant to clause (ii) below), and (z) following consultation with outside legal counsel and its financial advisors, the Board determines in good faith that the withdrawal or modification of its recommendation that holders of Shares adopt this Agreement and approve the Merger is required to comply with the fiduciary duties of the Board to the stockholders of the Company under applicable Law, but only, in the case of both clause (A) and (B) above, if prior to taking any such action (i) the Company provides written notice to Parent (a "Notice of Superior Offer") advising Parent (1) that the Board has received a Company Superior Offer and intends to make a Change of Recommendation in accordance with this Section 4.4(e), (2) specifying the material terms and conditions of such Company Superior Offer(including a copy thereof if in writing) and identifying the Person or group making such Company Superior Offer, and (3) providing to Parent all materials and information delivered or made available to the Person or group making such proposed Company Superior Offer (it being understood and agreed that any amendment to the financial or other material terms of any such proposed Company Superior Offer shall require a new Notice of Superior Offer and a new five Business Day period), and (ii) during the five Business Days following Parent's receipt of the Notice of Superior Offer, the Company shall, and shall direct the Company Representatives to, cooperate and negotiate in good faith with Parent (to the extent that Parent requests the same) to enable Parent to propose in writing such adjustments to the terms of this Agreement so that any Company Takeover Proposal ceases to constitute a Company Superior Offer.  Any Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby, including the Merger.

(f)           Notwithstanding anything to the contrary contained in this Section 4.4, the Board may, prior to obtaining the Company Stockholder Approval and other than as a result of the receipt of a Company Takeover Proposal, withdraw or modify its approval of this Agreement or its recommendation that the Company's stockholders adopt this Agreement and approve the Merger (a "Withdrawal of Recommendation"), if the Board determines in good faith (after consultation with its outside legal and financial advisors) that the failure to take such action would violate its fiduciary duties under applicable Law.  Any Withdrawal of Recommendation shall not change the approval of this Agreement or any other approval of the Board in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby, including the Merger.

(g)           Nothing contained in this Section 4.4 shall prohibit the Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such disclosure other than (i) a "stop-look-and-listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company), (ii) an express rejection of any applicable Company Takeover Proposal or (iii) an express reaffirmation of its recommendation to the stockholders of the Company in favor of the Merger shall be deemed to be a Change of Recommendation; provided further that the Board shall not be permitted to recommend that the Company's stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Company Takeover Proposal or withhold, withdraw or modify the recommendation that holders of Shares adopt this Agreement and approve the Merger), unless in each case, in connection therewith, the Board effects a Change of Recommendation in accordance with the terms of Section 4.4(e).

4.5	Takeover Laws.

Notwithstanding any other provision in this Agreement, if any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, the Company and the members of its Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

4.6	Stockholder Litigation.

The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent's consent.

4.7	SEC Reports.

Between the date of this Agreement and the Effective Time, the Company will timely file with the SEC all Company SEC Reports required to be filed by it under the Exchange Act.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1	Notification of Certain Matters.

Each of Parent and the Company shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Merger); (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (including the Merger); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger.  No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.2	Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including the receipt of all Requisite Regulatory Approvals (as defined in Section 6.1(c)), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Antitrust Laws"), each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act or other required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Antitrust Laws, as applicable, and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain consent, approvals or authorizations under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

(b)           Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any Antitrust Law, use its reasonable best efforts to:  (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c)           In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement (including the Merger) and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, and (ii) each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall give prompt written notice if such Party receives any notice from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice, shall promptly furnish the other Party with a copy thereof.  If an insurance regulator requires that a hearing be held in connection with its approval of the transactions contemplated hereby, each Party shall use its reasonable best efforts to arrange for such hearing to be held promptly.  At Parent's request, the Company shall obtain from applicable regulatory authorities written assurances in form reasonably satisfactory to Parent with respect to the applicability to the Company and/or any of the Company Subsidiaries of orders, decrees or pronouncements of such regulatory authorities.

(d)           In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a), Section 5.2(b) and Section 5.2(c), if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act, any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of the HSR Act, any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).

(e)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)           Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain any Consents of third parties with respect to any Contracts to which the Company or any Company Subsidiary is a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated hereby (including the Merger).

(g)           Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective affiliates to take any action or commit to take any action, or consent or agree to any condition, restriction or undertaking requested or imposed by any Governmental Authority, whether in connection with obtaining any Requisite Regulatory Approval or otherwise, if, in the good faith determination of Parent, such action, condition, restriction or undertaking, individually or in the aggregate, with all other such actions, conditions, restrictions or undertakings, would materially adversely affect the benefits, taken as a whole, that Parent reasonably expects to derive from the transactions contemplated by this Agreement (a "Burdensome Condition"); provided, however, that any requirement that Parent, the Surviving Corporation or any of its or their subsidiaries (i) provide or commit to provide additional capital to the Company, (ii) maintain operations or employees in the State of Florida, or (iii) provide any surplus maintenance, guarantee, keep-well or similar agreements or commitments shall each be deemed to be a Burdensome Condition.

5.3	Indemnification and Insurance.

(a)           The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws, respectively, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, or employees, of the Company or any of the Company Subsidiaries.  During the period ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent that the Company would have been permitted to do so under applicable Law, indemnify and hold harmless each present and former director and officer of the Company and each of the Company Subsidiaries (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as an officer, director, or employee of the Company, occurring on or before the Effective Time (a "Covered Proceeding").  In the event of any such claim, action, suit, proceeding or investigation, Parent or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification); provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without Parent's or the Surviving Corporation's written consent (which consent shall not be unreasonably withheld or delayed); provided, further, that Parent and the Surviving Corporation shall not be required to agree to the entry of any judgment or settlement that provides for injunctive or other non-monetary relief affecting the Parent, the Surviving Corporation or any of their respective subsidiaries.  Neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 5.3(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties with respect to such Covered Proceeding unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case Parent shall pay the fees of such additional counsel required by such conflict; provided, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.  Any Indemnified Party that desires to claim indemnification under this Section 5.3(a) upon becoming aware of any such Covered Proceeding shall promptly notify Parent and the Surviving Corporation.

(b)           Immediately after the Effective Time, Parent shall have obtained and paid for, and there shall be in effect, a tail policy of (i) directors' and officers' liability insurance and (ii) corporate counsel liability insurance covering the Company's Senior Vice President, General Counsel and Secretary, in respect of acts or omissions occurring prior to the Effective Time covering each of those Persons who are covered by (x) the Company's and any Company Subsidiary's directors' and officers' liability insurance policy and (y) corporate counsel liability insurance, as of the date hereof for a period of six years commencing as of the Effective Time, it being understood that, if requested in writing by Parent, the Company shall, prior to the Effective Time, obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time).

(c)           In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.3.

(d)           Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.3.

(e)           The provisions of this Section 5.3 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.4	Benefit Plans and Employee Matters.

(a)           Parent hereby agrees that, for a period commencing on the Effective Time and ending on the last day of the calendar year that includes the first anniversary of the Effective Time, it shall, or it shall cause the Surviving Corporation or its subsidiaries to, (i) provide each employee of the Company or the Company Subsidiaries as of the Effective Time (each, an "Employee"), while such Employee remains employed with the Surviving Corporation or any of its subsidiaries, with at least the same level of base salary or wages, that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with base salary, wages, cash incentive compensation, other cash variable compensation and other employee benefits (other than equity-based compensation) that are, in the aggregate, no less favorable than, at Parent's election, (A) those provided to such Employees immediately prior to the Effective Time or (B) those provided to similarly situated employees of Parent, or at Parent's election, any subsidiary of Parent.

(b)           Each Employee shall receive credit for purposes of eligibility to participate, vesting, and, solely with respect to vacation, other paid time off and severance, benefit accrual (but excluding benefit accruals under any defined benefit pension plan or for any other purpose) under any employee benefit plan, program or arrangement (including vacation plans, programs and arrangements) established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which such Employee is eligible to participate on or after the Effective Time for service with the Company and the Company Subsidiaries through the Effective Time to the same extent recognized for such purpose by the Company or any of the Company Subsidiaries under comparable Company Employee Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)           With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation ("Parent Welfare Benefit Plans") in which an Employee is or becomes eligible to participate on or after the Effective Time, Parent shall (a) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Parent Welfare Benefit Plan to the same extent waived under a comparable Company Employee Plan (to the extent permitted by the applicable Parent Welfare Benefit Plan), and (b) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Company Employee Plans during the plan year that includes the Effective Time for the plan year under the applicable Parent Welfare Benefit Plan that includes the Effective Time.

(d)           From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their terms, all employment and severance agreements listed in Section 5.4(d) of the Company Disclosure Schedule in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any of the Company Subsidiaries.

(e)           Nothing in this Section 5.4 shall amend, or be deemed to amend, any Company Employee Plan, shall prevent the amendment or termination of any Company Employee Plans by Parent, the Surviving Corporation or their respective subsidiaries, or shall limit the right of Parent, the Surviving Corporation or any of their respective subsidiaries to terminate the employment of any Employee at any time.

(f)           Unless otherwise directed in writing by Parent at least one Business Day prior to the Effective Time, the Company will terminate the Company's 401(k) (the "Company 401(k) Plan"), effective as of the day immediately preceding the Effective Time.  The Company shall provide Parent evidence that such resolutions to terminate the Company 401(k) Plan have been adopted by the Board.  The form and substance of such resolutions shall be subject to the reasonable approval of Parent.  The Company shall also take such other actions in furtherance of terminating the Company 401(k) Plan as Parent may reasonably request.  Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of the Company 401(k) Plan, (ii) for elective deferrals made pursuant to Company 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination.

5.5	Public Announcements.

Parent and the Company agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Agreement.

5.6	Company Producers.

As promptly as practical following the date of this Agreement, and in any event within 10 Business Days, and in compliance with applicable Law, Parent and the Company shall develop a joint plan for the communication by the Company regarding the transactions contemplated by this Agreement (including the Merger) with the Company Producers.  The Company shall obtain the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) prior to initiating any communication with any Company Producers regarding the transactions contemplated by this Agreement (including the Merger).  Without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall not orally or in writing initiate any communication with any Company Producer, provided, however, that the foregoing shall not prohibit Parent from responding to inquiries initiated by Company Producers.  For purposes of this Section 5.6, "Company Producers" shall not mean any insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler, broker or other Person with whom Parent or any subsidiary of Parent has an existing relationship as of the date hereof.

5.7	Financing.

The Company shall, and shall cause the Company Subsidiaries to, reasonably cooperate in connection with the arrangement of any financing by Parent or any of its subsidiaries in connection with the transactions contemplated by this Agreement (the "Financing") as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries and; provided, further, that Parent reimburses the Company for any reasonable costs or expenses incurred in connection with such cooperation).  Such cooperation by the Company shall include (a) providing to the parties providing Financing all financial statements and other information relating to the Company and the Company Subsidiaries that are reasonably required for financings similar to the Financing and using reasonable best efforts to provide such other financial information as Parent shall reasonably request in order to consummate the Financing, (b) review for accuracy (i) one or more offering documents or confidential information memoranda for the Financing and (ii) materials for rating agency presentations, (c) executing and delivering and causing the Company Subsidiaries to execute and deliver, customary certificates and similar items ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing, and (d) assisting Parent in requesting accounting comfort letters from the Company's independent auditors.  Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time.

ARTICLE VI

CONDITIONS

6.1	Conditions to Each Party's Obligations.

The obligations of each Party to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a)           Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with the DGCL.

(b)           HSR Act.  The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(c)           Requisite Regulatory Approvals.  All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the "Requisite Regulatory Approvals") shall have been obtained or made.

(d)           No Law.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

6.2	Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties.

(i)           Each of the representations and warranties of the Company contained in Section 2.1, Section 2.2 (other than subsections (e) and (h)), Section 2.3(a), Section 2.4, Section 2.7(c), Section 2.8(b), Section 2.18 and Section 2.20 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

(ii)           each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to "materiality", "Company Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Agreements and Covenants.  The Company shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)           Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(d).

(d)           Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e)           Burdensome Condition.  The Requisite Regulatory Approvals shall not have included or contained, or resulted in the imposition of, any Burdensome Condition.

(f)           Dissenting Shares.  No more than 15% of the outstanding Shares shall constitute Dissenting Shares.

6.3	Conditions to Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Agreements and Covenants.  Each of Parent and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)           Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

6.4	Frustration of Conditions.

Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1	Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of the Company (the date of any such termination, the "Termination Date"), as follows:

(a)           by mutual written consent of each of the Company and Parent, as duly authorized by the Board of Directors of each of Parent the Company;

(b)           by written notice by either Parent or the Company, if the Effective Time shall not have occurred on or before October 31, 2008 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c)           by written notice by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Merger); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d)           by written notice by Parent (if Parent is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) (a "Terminating Company Breach"); provided, that if such Terminating Company Breach is reasonably curable by the Company, within 20 days after the Company has received written notice from Parent of such Terminating Company Breach, through the exercise of commercially reasonable efforts and for as long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(d) until the earlier of the expiration of such 20-day period and the Outside Date;

(e)           by written notice by the Company (if the Company is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) (a "Terminating Parent Breach"); provided, that if such Terminating Parent Breach is reasonably curable by Parent or Merger Sub, within 20 days after Parent has received written notice from the Company of such Terminating Parent Breach, through the exercise of commercially reasonable efforts and for as long as Parent or Merger Sub, as the case may be, continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(e) until the earlier of the expiration of such 20-day period and the Outside Date;

(f)           by written notice by Parent, if the Board (i) withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify in a manner adverse to parent or Merger Sub, its recommendation that the holders of Shares adopt this Agreement; (ii) fails to include in the Proxy Statement its recommendation to the holders of Shares that they give the Company Stockholder Approval; (iii) approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Company Takeover Proposal, (iv) makes a Change of Recommendation or a Withdrawal of Recommendation, or (v) in the case of a Company Takeover Proposal made by way of a tender offer or exchange offer, fails to recommend that the Company's stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act or (if later than the end of such ten Business Day period) fails to reconfirm its recommendation that the holders of Shares adopt this Agreement and approve the Merger within five Business Days after a request by Parent to do so; or

(g)           by written notice by either Parent or the Company, if, at the Special Meeting (including any adjournment or postponement thereof at which this Agreement is voted upon), the Company Stockholder Approval is not obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have resulted from the Company's breach of this Agreement.

7.2	Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except (i) as set forth in this Section 7.2 and in Section 7.3 and Article VIII and (ii) subject to Section 7.3(c), nothing herein shall relieve any Party from liability for any fraud or willful breach of this Agreement.  Without limiting the foregoing, Section 4.2(b), this Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement.  Prior to the Effective Time, the liability of Parent and Merger Sub to the Company under the Agreement is specifically limited to the amount of the Parent Termination Fee, if and as payable in accordance with Section 7.3(c).

7.3	Fees and Expenses.

(a)           Except as otherwise set forth in this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated; provided, however, that the filing fee under the HSR Act shall be borne equally by the Company and Parent.  As used in this Agreement, "Expenses" shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger and the other transactions contemplated hereby

(b)           If

(i)           (x) at any time on or after the date of this Agreement, a Company Takeover Proposal is made to the Board or the Company or is publicly proposed or publicly disclosed or any Person or group shall have publicly announced or disclosed an intention to make a Company Takeover Proposal, (y) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(g), or by Parent pursuant to Section 7.1(d), and (z) on or within 12 months after the date of such termination, any definitive agreement providing for a Qualifying Transaction shall have been executed or a Qualifying Transaction shall have been consummated with any Person;

(ii)           this Agreement is terminated by Parent pursuant to Section 7.1(f); or,

(iii)           this Agreement is terminated by the Company or Parent pursuant to Section 7.1(g) and prior to such termination, the Company shall have made a Change of Recommendation or a Withdrawal of Recommendation,

then in any such event the Company shall pay to Parent a fee of $8,000,000 in cash (the "Termination Fee"), such payment to be made (1) in the case of termination described in Section 7.3(b)(i), upon the earlier to occur of execution of an agreement providing for a Qualifying Transaction or consummation of such Qualifying Transaction, and (2) in the case of a termination described in Section 7.3(b)(ii) or Section 7.3(b)(iii), within two Business Days after such termination.  In addition, in the case of any termination of this Agreement pursuant to Section 7.1(g), (1) the Expenses of Parent shall be paid by the Company to Parent in cash (A) concurrently with and as a condition to any such termination effected by the Company and (B) on the second Business Day following any such termination effected by Parent, and (2) the amount of such Expenses so paid shall not be in excess of $2,000,000 and shall be credited against the Termination Fee that is or becomes payable in connection with such termination pursuant to this Section 7.3(b).  For the avoidance of doubt, the Company shall not be required to pay the Termination Fee or the Expenses pursuant to more than one clause of this Section 7.3(b).  For the purposes of this Agreement, a "Qualifying Transaction" means any Company Takeover Proposal (substituting "50%" for "15%" in the definition of "Company Takeover Proposal").

(c)           Parent agrees that (i) if this Agreement shall be terminated by the Company pursuant to Section 7.1(e) as a result of a breach by Parent of (x) Section 3.7 or (y) its covenants and agreements contained in this Agreement and (ii) the notice of termination includes a demand, which demand shall be irrevocable, to receive the Parent Termination Fee, Parent shall pay $8,000,000 (the "Parent Termination Fee") to the Company no later than two (2) Business Days after such termination, provided that the Company's right to receive the Parent Termination Fee shall terminate and be of no further force or effect (1) if the Company makes any demand or claim for Company Damages (as defined below) in any Action, other than for the payment of the Parent Termination Fee, or (2) if any condition to the obligation of Parent or Merger Sub to consummate the Merger set forth in Section 6.2 becomes incapable of being satisfied.  Notwithstanding anything in this Agreement to the contrary, the right to receive the Parent Termination Fee in accordance with this Section 7.3(c) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries, and its and their affiliates against Parent, Merger Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees or representatives for any loss, claim, damage, liability or expense (x) suffered in connection with this Agreement or the transactions contemplated hereby (including any breach of this Agreement by Parent or Merger Sub) or (y) as a result of the failure of the Merger or any of the other transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the Parent Termination Fee ("Company Damages"), and upon payment of the Parent Termination Fee, none of Parent, Merger Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees or representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.  For the avoidance of doubt, in no event shall Parent or Merger Sub have any liability under or in respect of this Agreement or the transactions related hereto (including the Merger) in excess of an aggregate amount equal to the Parent Termination Fee and the Parent Termination Fee shall not be payable on more than one instance.

(d)           In the event that the Company shall fail to pay the Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, the Company shall reimburse Parent or Parent shall reimburse the Company, as the case may be, for all reasonable costs and expenses actually incurred or accrued by Parent or the Company, as the case may be(including reasonable fees and expenses of counsel), in connection with the collection under and enforcement of this Section 7.3 and such Termination Fee or Parent Termination Fee, as the case may be, shall accrue interest for the period commencing on the date such Termination Fee or Parent Termination Fee, as the case may be, first became due, at a rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such Termination Fee or Parent Termination Fee, as the case may be, was due.

(e)           Each of the Parties hereto acknowledges that the Termination Fee, the Parent Termination Fee and the other provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the Termination Fee, the Parent Termination Fee and the other provisions of this Section 7.3 are not subject to the requirement that the Company Stockholder Approval be obtained and that these provisions shall be effective without regard to whether the Company Stockholder Approval is obtained.  Each of the Parties hereto further acknowledges that, without the Termination Fee, the Parent Termination Fee and the other provisions of this Section 7.3, neither Parent nor the Company would not enter into this Agreement, and that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

7.4	Amendment.

This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that, after the adoption of this Agreement and approval of the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise by Law require approval of the stockholders of the Company, without approval of such stockholders.  This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.5	Waiver.

At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other Party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

MISCELLANEOUS

8.1	Survival.

The respective representations and warranties of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall terminate at the Effective Time.

8.2	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)           if to the Company, to:

AmCOMP Incorporated
701 U.S. Highway One
North Palm Beach, Florida 33408
Attention: Fred R. Lowe, Chairman and Chief Executive Officer
Facsimile: 561-863-2603

with a copy to (but which shall not constitute notice to the Company):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: David J. Adler, Esq.
Facsimile: (212) 451-2222

(ii)           if to Parent or Merger Sub, to:

Employers Holdings, Inc.
9790 Gateway Drive
Reno, Nevada 89521
Attention: Lenard T. Ormsby, Esq., General Counsel
Facsimile: (775) 886-1854

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:  Robert J. Sullivan, Esq.
David C. Ingles, Esq.
Facsimile: (212) 735-2000

8.3	Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub may assign any or all of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.4	Governing Law; Jurisdiction.

This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court.  The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.4 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.  Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of Parent, Merger Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party.  Nothing in this Section 8.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.5	Waiver of Jury Trial.

Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the Parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (B) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

8.6	Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.7	Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term "subsidiary" of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term "knowledge," when used with respect to the Company, shall mean the knowledge of the executive officers and other employees of the Company after due inquiry set forth on Section 8.7 of the Company Disclosure Schedule and, when used with respect to Parent, shall mean the knowledge of the executive officers of Parent after due inquiry set forth on Section 8.7 of the Parent Disclosure Schedule, and (v) the term "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof," "herein," "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.8	Entire Agreement.

This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Company Disclosure Schedule referred to herein, which exhibits and Company Disclosure Schedule are incorporated herein by reference, any Voting Agreement and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

8.9	Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

8.10	Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VI, Parent and Merger Sub shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which Parent and Merger Sub may be entitled under this Agreement, at law or in equity.  Notwithstanding anything to the contrary in this Agreement, each of the Parties hereto agrees that the Company shall not be entitled to an injunction, restraining order or any other equitable remedies to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically any term or provision of this Agreement and that the sole and exclusive remedy available to the Company with respect to any such breach shall be the remedy available to the Company in accordance with Section 7.3(c).

8.11	Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party other than Section 5.3 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).  Without limiting the foregoing, the provisions of Section 5.4 hereof are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person

(including for the avoidance of doubt, any Employee), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in Section 5.4) under or by reason of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

AMCOMP INCORPORATED

By:	/s/ Fred R. Lowe
	Name:	Fred R. Lowe
	Title:	Chairman, President and Chief Executive Officer

EMPLOYERS HOLDINGS, INC.

By:	/s/ Douglas D. Dirks
	Name:	Douglas D. Dirks
	Title:	Chief Executive Officer

SAPPHIRE ACQUISITION CORP.

By:	/s/ Douglas D. Dirks
	Name:	Douglas D. Dirks
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]